UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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AQUILA, INC.
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This filing consists of an organizational announcement by Great Plains Energy Incorporated, which was posted by Aquila, Inc. on its internal website on September 24, 2007.

Message Sent on behalf of Mike Chesser

It was a pleasure seeing so many of you at our Lighting the Night event on Friday. Celebrating success and saying “thank you” is important and I think Friday’s event was a great success.

I wanted to keep everyone up to date on the progress of our integration efforts. In anticipation of a successful vote by both the Aquila and GPE shareholders, I’m pleased to announce some changes to our organizational structure and executive team as a result of the first wave hiring process. Please note that the changes being announced today will become effective after the transaction closes.

As you’ll recall, the first wave was focused on identifying key contributors at Aquila who we felt could help us achieve our integration goals and continue our pursuit of the Winning Culture. We’ve chosen individuals based on experience and qualities that will enable KCP&L and GPE to achieve its strategic goals. With an increased customer base, more and diverse generation facilities, and continuation of our comprehensive energy plans, we wanted to take advantage of this opportunity to focus our efforts going forward, bring in some great Aquila talent, and position us to realize the value that will be created by the integration.

Following is a brief description of the areas where changes will occur at the level. If an area is not listed, no significant changes are being made. Attached is a more complete organizational chart with changes indicated there as well.

Supply (Steve Easley, Sr. V.P.)

Dana Crawford will focus his efforts and responsibility as Vice President, Coal Operations. Integrating the new coal assets as well as capturing the synergy value of the new operation will be a critical success factor for the combined organization. Marvin Rollison, V.P., Corporate Culture and Community Strategy, who has recently been leading the integration team efforts on the combined generation fleet, will become V.P., Gas and Renewable Operations. This reflects both the importance of the increased gas generation of the combined fleet and the growing role that renewables is playing in our portfolio.

Todd Kobayashi will remain V.P., Energy Resource Management. Lyndell Brenton will continue to lead the Supply Planning and Analysis and Lance Gockel will be Director, Supply Engineering.

Delivery (John Marshall, Sr. V.P.)

Jim Alberts will become Vice President, Customer Service. Jim will direct all of our customer-facing departments including the call center and field services. Currently at Aquila (where he will remain through transaction close), Jim serves as V.P., Central Services where he directed customer operations across five states. Bill Herdegen, Vice President, T&D Engineering and Operations, will manage all Delivery network operations. With the combined operations, leveraging the new service organization will allow for improved service and reliability for our customers and top tier performance in all major areas of performance.

The formation of the competitive wholesale markets, changing regulatory requirements, as well as the growing importance of transmission reliability has accentuated the need for long term planning and compliance attention. As a result, Richard Spring will become V.P. Transmission Policy, Planning and Compliance.

Ed Matthews, will be named Director, Smart Grid, tasked with directing KCP&L’s efforts to implement the vision of the distribution system of the future. Kevin Bryant continues his role as V.P., Energy Solutions. Jennifer Flandermeyer will begin reporting to John Marshall as Manager, Delivery Business Planning

Support Services (Scott Heidtbrink, Sr. V.P.)

Scott Heidtbrink will be joining KCP&L as Senior Vice President, Support Services, for KCP&L . Scott is current at Aquila serving as Vice President, Power Generation and Energy Resources. He also has a leadership background in transmission and distribution operations. A significant portion of the post integration value is projected to come from Supply Chain and Information Technology benefits. Scott’s appointment will allow us to ensure those benefits are realized as we move forward. Reporting to Scott will be Lora Cheatum, V.P., Supply Chain and Facilities; Chuck Tickles, Vice President, Information Technologies; and Larry Dolci, Director, Resource Protection.

(Note: As mentioned above, Scott Heidtbrink and Jim Alberts will continue in their roles at Aquila until deal close. They will continue to participate in the integration process and will begin meeting with their respective organizations. We can expect more detail on their plans and reporting relationships soon).

Corporate Secretary and Human Resource Services (Barbra Curry, Sr. V.P.)

Barbara Curry will continue her role as Corporate Secretary and directing Human Resources Services and Diversity for the company. Paul Van Dyne will assume the role of Director HR Strategy and Design. Mart Sedky will lead the efforts toward Organizational Development and Winning Culture. Barbara will be looking to select a Director of HR Field Operations and Director, HR Central Operations and Shared Services in the near future. Mark English continues his current role as General Council.

Finance and Strategic Development (Terry Bassham, Executive V.P.)

Michael Cline, Treasurer and Chief Risk Officer, will assume the role of VP, Investor Relations and Treasury. With this move, Dave Henriksen, Vice President of Investor Relations and Strategy, who left the company last month, will not be replaced. Responsibilities for Risk Management will be assumed by Terry Bassham until that role can be filled. Lori Wright, Maria Jenks and John Grimwade will continue in their current roles.

One of our guiding principles for the selection and recruitment process is that leaders be given a chance to develop their team and candidates be given a chance to know their leader. The announcement of the executive team allows this to happen for the remainder of the wave one candidates. Over the next week or two, we will be announcing the rest of the wave one selections and beginning the wave two group. As mentioned in the recent letter regarding the hiring process, we will keep you informed as we progress.

The upcoming Shareholder votes for Aquila (October 9) and GPE (October 10) will be a significant milestone for us all. The work the teams have done to identify the value that is created by this integration and the work you all do to continue to meet our operations goals is being positively received by current and future shareholders. We will be communicating more detail of what we’ve discussed in this memo and next steps starting on October 11 with published updates, supervisor communications and a leadership forum. I want to again thank all of you for the outstanding work and results we’ve achieved to date.

Please join me in congratulating these individuals for the new roles that they will assume upon close of the merger.